Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of March 27, 2011, by and among Harry & David Holdings, Inc., a Delaware corporation, and its subsidiaries (collectively, “HD”); and each of the undersigned holders (together the “Principal Holders”), which persons or entities are record or beneficial owners or investment advisors or managers of beneficial owners (each, a “Holder”), of the Senior Floating Rate Notes due 2012 and/or 9.0% Senior Notes due 2013 (the “Notes”) issued by HD pursuant to that certain indenture dated February 25, 2005 (the “Indenture”). HD, the Principal Holders and any subsequent person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, HD has determined that a prompt restructuring of HD would be in the best interests of its creditors and stockholders;

WHEREAS, HD has issued and outstanding approximately $220.8 million in principal amount of Notes, of which HD holds approximately $22.4 million outstanding.

WHEREAS, as of the date hereof, the Principal Holders hold, in the aggregate, at least 66 2/3% of the aggregate outstanding principal amount of the Notes not owned by HD;

WHEREAS, HD and the Principal Holders have engaged in good faith negotiations with the objective of reaching an agreement for a financial restructuring of HD, including the indebtedness outstanding under the Notes;

WHEREAS, HD and the Principal Holders now desire to implement a restructuring of HD (the “Restructuring”) on the terms and conditions set forth herein and in the term sheet attached hereto as Exhibit A (such term sheet, including the schedules and exhibits attached thereto, the “Term Sheet”);

WHEREAS, each Party has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of professional legal advisors of its own choosing;

WHEREAS, the Parties intend to consummate the Restructuring on the terms and conditions set forth in this Agreement and in the Term Sheet through a chapter 11 plan of reorganization, which plan of reorganization shall be consistent in all respects with the Term Sheet (the “Pre-Arranged Plan”) to be filed after HD and each of its subsidiaries commences voluntary reorganization cases (the “Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, HD has agreed to use its reasonable best efforts to effectuate the Restructuring, subject to the terms hereof, and to (i) file the Pre-Arranged Plan and related Disclosure Statement (defined below) and (ii) exercise its reasonable best efforts to have the Disclosure Statement and the Pre-Arranged Plan approved by the Bankruptcy Court;

WHEREAS, to expedite and support the implementation of the Restructuring, each of the Principal Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, if and when lawfully solicited, following the receipt of a Bankruptcy Court approved disclosure statement that is consistent with the Pre-Arranged Plan and other solicitation materials in respect of the Pre-Arranged Plan, in form and substance reasonably acceptable to the Requisite Principal Holders (the “Disclosure Statement”), to vote, or cause to be voted, all of its Notes, any additional Notes and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Notes held by such Principal Holder (collectively, the “Note Claims”), to accept the Pre-Arranged Plan.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Term Sheet. The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The material terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern and (iii) to the extent there is a conflict between the Term Sheet or this Agreement and the Restructuring Documents (as defined below), the terms and provisions of the Term Sheet or this Agreement shall govern.

2. Means for Effectuating the Restructuring. HD shall effectuate the Restructuring through commencement of the Cases and use its reasonable best efforts to effectuate confirmation of the Pre-Arranged Plan. HD and each of its direct and indirect subsidiaries (each a “Debtor” and collectively, the “Debtors”) shall file petitions for relief under chapter 11 of the Bankruptcy Code (collectively, the “Petitions”) commencing the Cases no later than March 28, 2011 (such date, the “Petition Date”) and, together with such filings, on that date file (a) a motion to approve debtor-in possession financing consisting of a $100 million asset based facility and a $55 million junior term note (the “DIP Financings”), as well as a $100 million asset based exit facility (the “ABL Exit Facility”), in each case, in form and substance reasonably satisfactory to the Requisite Principal Holders (as defined below), and request that such motion be approved by the Bankruptcy Court on an interim basis (as to the DIP Financings) no later than three (3) calendar days after the Petition Date and receive final approval by the Bankruptcy Court no later than thirty-five (35) calendar days after the Petition Date and (b) such other typical “first day” motions that are reasonably satisfactory to the Requisite Principal Holders. By no later than eight (8) days after the Petition Date, the Debtors shall also file a motion to approve the backstop agreement (the “Backstop Agreement”), including authorization for the Debtors to perform their obligations under the Backstop Agreement (including payment of any fees and expenses arising thereunder) in connection with the HD Rights Offering (as defined in the Term Sheet), in form and substance reasonably satisfactory to the Requisite Principal Holders and shall obtain entry of an order from the Bankruptcy Court approving the Backstop Agreement no later than thirty-five (35) calendar days after the Petition Date. HD shall use its reasonable best efforts to file the Pre-Arranged Plan and the Disclosure Statement by no later than May 16, 2011. The Debtors shall use their reasonable best efforts to ensure that (i) entry of an order, in form and substance reasonably satisfactory to Requisite Principal Holders, approving the Disclosure Statement will occur on or before June 29, 2011, (ii) entry of an order in form and substance reasonably satisfactory to Requisite Principal Holders, confirming the Pre-Arranged Plan will occur on or before September 12, 2011, and (iii) the effective date of the Pre-Arranged Plan (the “Effective Date”) will be no later than the earlier of (x) October 1, 2011 and (y) the fifteenth (15th) calendar day following the entry of an order confirming the Pre-Arranged Plan (the “Outside Date”); provided, however, that the dates set forth above may be extended in writing by the Requisite Principal Holders. For purposes of this Agreement, the term “Requisite Principal Holders” means, as of the applicable reference date, Principal Holders holding at least 65% of the aggregate outstanding principal amount of the Notes (not including accrued but unpaid interest) held, in the aggregate, by the Principal Holders as to whom this Agreement remains in effect.

3. Preparation of Restructuring Documents. Promptly upon execution of this Agreement, representatives of HD and the Principal Holders, together with their respective advisors, shall negotiate in good faith to prepare all definitive documentation related to the Restructuring, including, without limitation, the Pre-Arranged Plan and related Disclosure Statement, Backstop Agreement and any documents and agreements related to the HD Rights Offering, Charter Documents, Schedule of Assumed Executory Contracts and Releases (each as defined herein or in the Term Sheet), all of which shall contain provisions consistent in all material respects with the Term Sheet and this Agreement and such other provisions as are mutually acceptable to HD and the Requisite Principal Holders (collectively, the “Restructuring Documents”).

4. HD Undertakings.

(a) Affirmative Covenants: HD agrees, unless and until such time as this Agreement has expired or terminated, to do the following:

(i) Use its reasonable best efforts to, as applicable, take all actions necessary to effectuate and consummate the Restructuring and implement all steps necessary to obtain an order of the Bankruptcy Court confirming the Pre-Arranged Plan and not take any actions inconsistent with this Agreement and the Restructuring, or that would delay confirmation or consummation of the Pre-Arranged Plan, in each case, as expeditiously as practicable;

(ii) Complete the preparation, as soon as reasonably practicable of each of the Pre-Arranged Plan, the Disclosure Statement and the other Restructuring Documents, and afford reasonable opportunity of comment and review to the respective advisors for the Principal Holders in advance of any filing thereof;

(iii) Provide to the advisors to the Principal Holders, upon reasonable advance notice: (i) reasonable access during normal business hours to HD’s books, records and facilities, (ii) reasonable access to the respective management and advisors of HD for the purposes of evaluating HD’s business plan and participating in the planning process with respect to the Restructuring, and (iii) timely responses to all reasonable diligence requests;

(iv)(1) No later than July 2, 2011, present to the Principal Holders a schedule of executory contracts and unexpired leases the Debtors intend to assume, which schedule, prior to filing with the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Requisite Principal Holders (the “Schedule of Rejected Executory Contracts”) and (2) obtain an order of the Bankruptcy Court no later than August 3, 2011 approving the rejection of any and all executory contracts and unexpired leases that the Debtors shall seek to reject in connection with the Cases;

(v) Timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Cases;

(vi) Timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(vii) Unless otherwise agreed by the Debtors and the applicable firms, on the date that is at least one (1) day prior to the Petition Date, pay in cash to each of Stroock & Stroock & Lavan LLP (“Stroock”) and Moelis & Company (“Moelis”) all amounts then due and outstanding under their respective pre-petition letter agreements with HD, and pay all of the outstanding amounts owed to Munger, Tolles & Olson LLP and Akin Gump Strauss Hauer & Feld LLP in connection with the Restructuring; and

(viii) Comply in all respects with the covenants contained in the DIP Financings (as defined in the Term Sheet), subject to any applicable cure periods stated therein.

(b) Negative Covenants: HD agrees that, unless and until such time as this Agreement has expired or terminated, HD shall not, and shall cause each of its direct and indirect subsidiaries to, directly or indirectly, not to do any of the following:

(i) Directly or indirectly, through another person or entity, seek, solicit, negotiate, support or encourage the formulation, preparation, filing or prosecution of any plan, plan proposal, restructuring proposal or offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of HD, or take any other action that could reasonably be expected to prevent, interfere with, delay or impede the approval of the Disclosure Statement, the solicitation of votes on the Pre-Arranged Plan or the implementation or consummation of the Pre-Arranged Plan (any such transaction, a “Competing Transaction”);

(ii) Modify (other than technical, non-substantive modifications which changes shall not in any event be adverse to the holders of Notes) or revoke the Pre-Arranged Plan or publicly announce its intention not to pursue the Pre-Arranged Plan;

(iii) File any motion or pleading or other Restructuring Document with the Bankruptcy Court (including any modifications or amendments thereof) that is not consistent in any material respect with this Agreement, the Term Sheet or, after the Pre-Arranged Plan is filed, the Pre-Arranged Plan;

(iv) Later than July 15, 2011, move for an order from the Bankruptcy Court authorizing or directing the rejection of an executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease or move, other than in accordance with the Pre-Arranged Plan, for the assumption of an executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease absent the written consent of the Requisite Principal Holders;

(v) Acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (A) any corporation, partnership, limited liability company, joint venture or other business organization or division or (B) assets of HD, other than in the ordinary course of business, in excess of $2.0 million in the aggregate without the written consent of the Requisite Principal Holders;

(vi) Violate any covenant in the DIP Financings (without giving effect to any amendment thereof, unless such amendment is consented to by the Requisite Principal Holders);

(vii) Enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral and/or exit financing other than the DIP Financings or the ABL Exit Facility; or

(viii)(a) Enter into any collective bargaining agreements, (b) enter into or materially modify any existing employment agreements providing for base compensation in excess of $350,000 per year, or (c) enter into or materially modify any employee benefit or compensation plans except in the ordinary course of business consistent with past practices.

5. Principal Holder Undertaking. Each of the Principal Holders agrees that unless and until such time as this Agreement has expired or terminated, it shall use its reasonable best efforts to, as applicable, promptly take all actions relating to itself reasonably necessary to effectuate and consummate the Pre-Arranged Plan (it being understood that the Principal Holders shall not be required to incur any material costs or expense in connection therewith) and shall not, directly or indirectly, through another person or entity, do any of the following

(a)	object to confirmation of the Pre-Arranged Plan or object to or otherwise commence any proceeding to oppose, alter, delay or impede or take any other action, directly or indirectly, to interfere with entry of any order approving the Pre-Arranged Plan or any Restructuring Document;

(b)	seek, solicit, negotiate, vote for, consent to, support or participate in the formulation of any plan, other restructuring or transaction for HD other than the Pre-Arranged Plan;

(c)	seek, solicit, negotiate, support or engage in any discussions regarding any chapter 11 plan other than the Pre-Arranged Plan or any sale or disposition of HD or any dissolution, winding up, liquidation, merger, transaction, reorganization or restructuring of HD other than the Pre-Arranged Plan; or

(d)	take any other action not required by law that is inconsistent with, or that would materially delay, the confirmation or consummation of the Pre-Arranged Plan or that is otherwise inconsistent with this Agreement.

In addition, unless and until such time as this Agreement has expired or terminated, when lawfully solicited, following the receipt of a Bankruptcy Court approved Disclosure Statement, each Principal Holder shall (i) vote, or cause to be voted, its Note Claims (as of the applicable plan voting record date) to accept the Pre-Arranged Plan by delivering its duly executed and completed ballot accepting the Pre-Arranged Plan on a timely basis; and (ii) not change or withdraw (or cause to be changed or withdrawn) such vote (except to the extent set forth herein). For the avoidance of doubt, unless otherwise specified herein, it is noted that any reference herein to a consent, approval, agreement or any similar action with respect to or on behalf of the Principal Holders shall mean the consent, approval, agreement or similar action of each Principal Holder.

6. Termination of Agreement.

(a) This Agreement shall terminate automatically upon the receipt of written notice from HD to the Principal Holders following the occurrence of any Company Termination Event (defined below); provided, however, that in the case of an event described in clauses (i) or (ii) of the definition of “Company Termination Event,” such termination shall only be effective with respect to the Principal Holder or Principal Holders who have breached any material covenant or provision as set forth in such section 6(c)(i) or as to which any representation or warranty is untrue as set forth in such section 6(c)(ii), in each case, until such time as this Agreement ceases to remain in effect with respect to Principal Holders representing less than fifty percent (50%) the outstanding principal amount of Notes not owned by HD, whereupon such termination shall be effective with respect to the remaining Principal Holders. In addition, this Agreement shall automatically terminate upon the receipt of written notice from the Requisite Principal Holders to HD following the occurrence of any Agreement Termination Event; provided, however, that in the case of an event described in Section 6(b)(xxii) hereof, such termination shall only be effective to terminate the obligations of any Principal Holder that is the subject of such event unless waived by such Principal Holder for itself. This Agreement shall terminate, as to WC only, automatically upon receipt of written notice from WC to HD and the Principal Holders (and this Agreement shall, automatically upon the receipt of such notice, no longer be binding upon WC) upon any amendment to the Term Sheet, or upon any term of any of the Restructuring Documents or the MSA (as defined in the Term Sheet) being (whether due to an order of the Bankruptcy Court or otherwise) inconsistent, in a manner adverse to WC, with the following, as set forth in the Term Sheet: (i) the number of WC Directors (as defined in the Term Sheet), the size of the Board of Directors of Reorganized HD or the classification or the initial terms of such WC Directors, or (ii) the number of HD Shares that WC is entitled to receive on the Effective Date in connection with the MSA, or (iii) the amount, manner or timing of payment of the annual management fee payable to WC under the MSA, or (iv) any material change in the services to be provided thereunder, each as contemplated in the section entitled “WC Post-Emergence Management Services and Fees” of the Term Sheet. Following the receipt of any such termination notice by WC, WC agrees that it shall not prevent, interfere with or delay efforts by HD or the Principal Holders to replace WC’s backstop commitment under the

Backstop Agreement or obtain a Third Party Backstop Provider (as defined in the Backstop Agreement). Upon the expiration or termination of this Agreement, any and all acceptances in favor of the Pre-Arranged Plan by the Principal Holders prior to such expiration or termination shall be deemed, for all purposes, to be null and void and shall not be considered or otherwise used in any manner by HD in connection with this Agreement and the Term Sheet.

(b) An “Agreement Termination Event” shall mean any of the following:

(i) Principal Holders shall not have entered into this Agreement prior to the Petition Date representing, or this Agreement ceases to remain in effect at such date with respect to Principal Holders representing, more than fifty percent (50%) of the outstanding principal amount of Notes not owned by HD;

(ii)(A) HD shall have breached any affirmative or negative covenant contained in this Agreement, (B) HD shall have violated any other provision contained in this Agreement in any material respect and the Requisite Principal Holders shall have delivered written notice to HD of any such breach and such breach remains uncured for a period of five (5) business days;

(iii) Each of HD and the Requisite Principal Holders, by mutual written consent, determine to terminate this Agreement;

(iv)(A) Any representation or warranty in this Agreement made by HD shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) the Requisite Principal Holders shall have delivered written notice to HD of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(v)(A) Any material term or condition of any of the Restructuring Documents shall be (whether due to an order of the Bankruptcy Court or otherwise) materially different and adverse to the Principal Holders than as contemplated by the Term Sheet, (B) the Requisite Principal Holders shall have delivered written notice to HD of any such event and (C) such event remains unremedied for a period of five (5) business days;

(vi) There shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that materially adversely affects the benefits intended to be received by the Principal Holders hereunder, or prevents HD from consummating the transactions contemplated by this Agreement and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of HD or any of its affiliates, or (B) in all other circumstances, such order is not stayed, reversed or vacated within fifteen (15) calendar days after such issuance or reinstatement;

(vii) There shall have been issued any order, decree or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement and (A) such proceeding or order was issued at the request or with the acquiescence of HD or any of its affiliates or (B) in all other circumstances, such order is not stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(viii) HD shall have failed to file with the Securities Exchange Commission by the Petition Date and time a Current Report on Form 8-K (or other form permitted by the Securities Exchange Commission) (the “Form 8-K”) to which this Agreement (including all exhibits) (with such redactions as may be reasonably requested by counsel to the Principal Holders) and the Term Sheet are attached; provided, however, that the amount of Notes listed on each Principal Holder’s signature page shall be redacted and shall not be filed publicly;

(ix) The Restructuring shall not have been approved by HD’s Board of Directors prior to the filing of the Cases;

(x) The Cases shall not have been filed on or before the Petition Date;

(xi) The motion to approve the DIP Financings (as defined in the Term Sheet) shall not have been filed on the Petition Date or shall not receive interim approval within three (3) calendar days after the Petition Date or shall not have received final approval within thirty-five (35) calendar days after the Petition Date;

(xii) An order approving the Backstop Agreement shall not have been entered within thirty-five (35) calendar days of the Petition Date;

(xiii) The Pre-Arranged Plan and the Disclosure Statement shall not have been filed by May 16, 2011;

(xiv) An order approving the Disclosure Statement shall not have been entered by June 29, 2011;

(xv) An order confirming the Pre-Arranged Plan shall not have been entered by September 12, 2011;

(xvi) The Pre-Arranged Plan and the transactions contemplated therein shall not have been consummated, and the Effective Date shall not have occurred on or before the Outside Date;

(xvii) The Bankruptcy Court shall have granted relief resulting in the termination, annulment, or modification of the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of HD with a value in excess of $250,000;

(xviii) A default or event of default shall have occurred under either of the DIP Financings (defined in the Term Sheet) that has not been waived in accordance with the terms thereof;

(xix) On the Effective Date, priority claims under section 507(a) of the Bankruptcy Code to be paid in cash by HD, expected assumed executory contract and unexpired lease cure claims, and section 503(b)(9) claims in the aggregate are not expected to exceed $7.0 million;

(xx) HD’s exclusive periods to file and/or solicit acceptances to a plan of reorganization are modified or terminated;

(xxi) Authorization is granted to HD to pay claims in excess of $10.0 million under the following first day motions in the aggregate: (a) motion for authority to pay prepetition claims of certain “essential suppliers,” (b) motion for authority to pay prepetition claims of “foreign vendors” and (c) motion for authority to pay prepetition claims of “distribution network vendors”;

(xxii) The Note Claims held by any Principal Holder are subordinated pursuant to an order of the Bankruptcy Court (but the right to terminate this Agreement as a result thereof shall only apply to the Principal Holder whose Note Claims are subordinated and not to HD or the other Principal Holders);

(xxiii) A trustee or examiner with enlarged powers shall have been appointed under sections 1104 or 1105 of the Bankruptcy Code for service in the Cases; or

(xxiv) One or more of the Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code or otherwise dismissed.

(c) A “Company Termination Event” shall mean any of the following:

(i)(A) A Principal Holder shall have breached any material covenant or provision of this Agreement, (B) HD shall have delivered written notice to the Principal Holders of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(ii)(A) Any representation or warranty in this Agreement made by a Principal Holder shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) HD shall have delivered written notice to the Principal Holders of any such breach, and (C) such breach remains uncured for a period of five (5) business days;

(iii)(A) Any material term or condition of any of the Restructuring Documents shall be (whether due to an order of the Bankruptcy Court or otherwise) materially different and adverse to HD than as contemplated by the Term Sheet, except to the extent such materially different and adverse term or condition is agreed by HD, (B) HD shall have delivered written notice to the Principal Holders of any such event and (C) such event remains uncured for a period of five (5) business days; and

(iv) There shall have been issued any order, decree or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement and such order is not stayed, reversed or vacated within fifteen (15) calendar days after such issuance.

(d) Automatic Stay. HD acknowledges and agrees and shall not dispute that after the commencement of the Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and HD hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

7. Representations and Warranties.

(a) Each Party hereto represents and warrants to the other Parties hereto that (a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; (b) its execution, delivery, and performance of this Agreement are within the power and authority of such Party and have been duly authorized by such Party and that no other approval or authorization is required; (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the rights or remedies of creditors generally; and (d) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof will violate, conflict with or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject.

(b) Each of the Principal Holders further represents and warrants to HD, as to itself, that, as of the date of its execution and delivery of a signature page hereto, it is the beneficial owner of the aggregate principal amount of Notes set forth below its name on the signature pages hereof (or below its name on the signature page of a joinder agreement for any Principal Holder that becomes a Party hereto after the date hereof), and has the sole investment or voting discretion with respect to such Notes, and full power and authority to vote on and consent to matters concerning such Notes.

8. Restriction on Transfer.

(a) For so long as this Agreement is in effect, or until such date as a Principal Holder ceases to be a Party hereto or this Agreement is no longer in effect with respect to such Principal Holder, the Principal Holders may not sell, transfer or dispose of, directly or indirectly (“Transfer”), any of their Notes (other than ordinary course pledges and/or swaps); except to (1) a party that is a Principal Holder as of the date thereof or (2) a transferee (each such transferee, a “Transferee”) that executes a joinder, in the form attached hereto as Exhibit B, without modification, and becomes bound to the terms hereof and the Term Sheet and simultaneously with the transfer, executes a counterpart signature page to the joinder and delivers such counterpart signature page to counsel to HD and counsel to the Principal Holders (identified in Section 16 hereof), in which case it shall be deemed to be a Principal Holder for all purposes herein from and after the time at which such counterpart signature page is executed, and, in each case, any and all Notes held or controlled by it shall automatically become subject to the terms hereof. Any transfer of Notes that is not made in compliance with this Section 8(a) shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Principal Holder from acquiring additional Notes; provided, however, that any such additional Notes shall, upon acquisition, automatically be deemed subject to all the terms of this Agreement. Each

Principal Holder agrees to provide HD and counsel to the Principal Holders (identified in Section 16 hereof) with (i) a copy of any joinder and (ii) a notice of any Transfer or acquisition of any Note Claims, in each case within two (2) business days after the consummation of such Transfer or acquisition. With respect to the aggregate principal amount of any Notes held by a Transferee, upon consummation of a Transfer such Transferee, by executing and delivering the joinder, makes the representations and warranties of the Principal Holders set forth in Section 7 of this Agreement to each of the other Parties to this Agreement as of the date such joinder is effective.

9. Public Disclosures. HD will submit to counsel for the Principal Holders for prior review all press releases and public filings regarding, in any way, the Restructuring, this Agreement and any amendment to the terms of the Restructuring and/or this Agreement. Except as required by law (as determined in good faith by outside counsel to HD), HD shall not (a) use the name of any Principal Holder in any public manner without such Principal Holder’s prior written consent or (b) disclose to any person (including, for the avoidance of doubt, any other Principal Holder but specifically excluding legal, accounting and financial advisors to HD who have a need to know such information in order to render their advisory services to HD and who are bound by confidentiality restrictions regarding the disclosure and use of such information) the principal amount or percentage of any Notes or any other securities of HD or any of their respective subsidiaries held by any Principal Holder; provided, however, that (i) if such disclosure is required by law, subpoena or other legal process or regulation, the disclosing Party shall, if permitted by law, subpoena or other legal process or regulation, afford the relevant Principal Holder a reasonable opportunity to review and comment in advance of such disclosure and shall take all measures to limit such disclosure and (i) HD shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, Notes that are held by the Principal Holders. Notwithstanding anything to the contrary herein, the terms and conditions set forth in this Section shall survive any termination of this Agreement.

10. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction (except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal or state court of competent jurisdiction in the District of New York.

(b) By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Cases, each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

11. Effectiveness. This Agreement shall become effective and binding on the Parties on such date on which counterpart signature pages to this Agreement shall have been executed by HD and the Principal Holders holding at least fifty percent (50%) in aggregate outstanding principal amount of the outstanding Notes not owned by HD, and such signature pages are delivered to each of the Parties hereto; provided, however, that signature pages executed by Principal Holders shall be delivered to (a) other Principal Holders in a redacted form that removes such Principal Holders’ holdings of Notes, and (b) HD and the advisors to the Principal Holders in an unredacted form.

12. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any each party and each non-breaching party hereto shall be entitled to seek specific performance and injunctive or other equitable relief, without the posting of a bond, as a remedy of any such breach.

13. Reservation of Rights. This Agreement and all transactions contemplated herein are part of a proposed settlement of disputes among the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Principal Holders to protect and preserve its rights, remedies and interests, including, without limitation, its claims against HD or its full participation in the Cases. If the transactions contemplated herein are not consummated, or if this Agreement is terminated, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

14. Fees and Expenses. HD agrees to pay promptly after receipt of an invoice (a) all reasonable and documented fees, costs, expenses and disbursements of (i) Stroock & Stroock & Lavan LLP and its local counsel, (ii) Munger, Tolles & Olson LLP and its local counsel, (iii) Akin Gump Strauss Hauer & Feld LLP, and (iv) Moelis & Company (it being understood that, notwithstanding anything contained herein to the contrary, with respect to Moelis, on the Effective Date, HD shall pay in cash all monthly fees accrued during the Cases, to the extent not already paid, at the rate of $125,000 per month, as well as a transaction fee in the amount of $1.25 million (subject to the “Monthly Fee Credit” contained in clause 2(a)(ii) of the prepetition letter agreement between Moelis and HD)), and (b) all documented and out-of-pocket fees, costs and expenses of each of the Principal Holders (but not legal, financial advisor or other consulting or professional fees), in each case, solely in connection with the negotiation, formulation, preparation, execution, delivery and consummation of this Agreement, the Restructuring Documents, the Pre-Arranged Plan, the transactions contemplated hereunder and the Restructuring Documents and all transactions related thereto. None of such fees, costs and expenses shall be subject to Court approval or U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. Copies of any such invoices shall be provided to the U.S. Trustee and counsel to any Committee, as redacted to protect against the disclosure of privileged and/or confidential information.

15. Survival. Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 15, and in Sections 6 (with respect to termination as to any Principal Holder or HD), 9 (regarding disclosure of Note holdings), 10, 11, 13 and 14 (with respect to fees accrued or incurred prior to termination) hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Principal Holders in accordance with the terms hereof.

16. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereto.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing in this Section 17 shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 8 hereof. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18. Notice. All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the notice parties set forth below (unless otherwise stated in the Agreement) and deemed given when delivered, if delivered by hand or upon confirmation of transmission, if delivered by facsimile, or if no response to the effect that an email cannot be delivered to the sender is received within 2 hours, if delivered by email, during standard business hours (from 8:00 A.M. to 6:00 P.M. at the place of receipt) at the addresses and facsimile numbers set forth below:

If to HD:

Harry & David

Attn: Kay Hong, Interim CEO

2500 South Pacific Highway

Medford, OR 97501-2675

Fax: (541) 864-2742

email: KHong@alvarezandmarsal.com

With a copy (which copy shall not constitute notice unless permitted under another section of this Agreement to):

Jones Day - Chicago

Attn: Brad Erens

77 West Wacker

Chicago, Illinois 60601-1692

Fax: (312) 782-8585

email: bberens@jonesday.com

If to Any Principal Holder:

To the names and addresses set forth on the signature pages hereto (with all note holdings information redacted).

With a copy (which copy shall not constitute notice unless permitted under another section of this Agreement to):

Stroock & Stroock & Lavan LLP

Attn: Kristopher M. Hansen

Attn: Erez E. Gilad

180 Maiden Lane

New York, NY 10038

Fax: (212) 806-7133

email : khansen@stroock.com

email : egilad@stroock.com

and:

Munger, Tolles & Olson LLP.

Attn: Thomas B. Walper

355 South Grand Avenue, 35th Floor

Los Angeles, CA 90071-1560

Fax: (213) 683-5193

email: thomas.walper@mto.com

and:

Akin Gump Strauss Hauer & Feld LLP

Attn: Ira S. Dizengoff

One Bryant Park

New York, NY 10036

Fax: (212) 872-1002

email: idizengoff@akingump.com

19. Prior Negotiations. This Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof.

20. Consideration. It is hereby acknowledged by the parties hereto that, other than the agreements, covenants, representations and warranties set forth herein and in the Term Sheet and to be included in the Restructuring Documents, no consideration shall be due or paid to the Holders for their agreement to vote to accept the Pre-Arranged Plan in accordance with the terms and conditions of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

22. No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity.

23. No Solicitation; Representation by Counsel; Adequate Information. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Pre-Arranged Plan in the Cases. Each of the Principal Holders’ votes with respect to the Pre-Arranged Plan will not be solicited until such Principal Holder has received the Disclosure Statement. Each Party acknowledges that it has had an opportunity to receive information from HD, and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the Parties.

Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, they each acknowledge and agree that each of the Principal Holders is (i) an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933 or a registered investment advisor under the Investment Advisors Act of 1940 and (ii) a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act of 1933.

24. Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

25. Amendment, Waiver or Modification. Except as otherwise expressly set forth herein, this Agreement (including all of its exhibits, including the Term Sheet) and the Pre-Arranged Plan, and each of their respective terms and conditions, may not be amended, waived or modified in any respect except in a writing executed by HD and the Requisite Principal Holders; provided, however, that any change to the definition of Requisite Principal Holders shall require the written consent of each Principal Holder; provided, further, that any change, modification or amendment to this Agreement, the Term Sheet or the Pre-Arranged Plan that materially adversely affects the economic recoveries of any Principal Holder, as compared to the recoveries expected from the Term Sheet attached hereto as of the date hereof, may not be made without the written consent of each such adversely affected Principal Holder.

26. Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement or any document related hereto, nothing in this Agreement or otherwise shall require (a) the Debtors to take any action, or to refrain from taking any action, to the extent that the Debtors determine in good faith after consultation with outside counsel that so doing, or not so doing, would be required to comply with their, or their officers’ or directors’, fiduciary obligations under applicable law, or (b) any Principal Holder or representative of a Principal Holder that becomes a member of a statutory committee established in the Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member, to the extent that such Principal Holder determines in good faith after consultation with counsel that so doing, or not so doing, would be required to comply with its or their fiduciary obligations applicable under the Bankruptcy Code; provided however, that nothing in this Agreement shall be construed as requiring any Principal Holder to serve on any statutory committee in the Cases. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary obligations described in this Section 26.

Without limiting the generality or effect of the foregoing, notwithstanding any provision of this Agreement or any document related thereto to the contrary, the Debtors may furnish information to or conduct any discussions with any other person or entity or, upon notice given hereunder, may terminate this Agreement and any other agreement between the Parties (or any of them) if the Debtors determine in good faith after consultation with outside counsel that doing so is necessary to comply with their fiduciary duties under applicable law; provided, however, that such transaction will not affect the rights of the Principal Holders to the payment of the Break-up Fee (as defined in the Term Sheet) set forth in the Term Sheet.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

HARRY & DAVID HOLDINGS, INC.

By:	/s/ Kay Hong
Name:	Kay Hong
Title:	Interim Chief Executive Officer and Chief Restructuring Officer

HARRY AND DAVID

By:	/s/ Kay Hong
Name:	Kay Hong
Title:	Interim Chief Executive Officer and Chief Restructuring Officer

HARRY & DAVID OPERATIONS, INC.

By:	/s/ Kay Hong
Name:	Kay Hong
Title:	Interim Chief Executive Officer and Chief Restructuring Officer

BEAR CREEK ORCHARDS, INC.

By:	/s/ Kay Hong
Name:	Kay Hong
Title:	Interim Chief Executive Officer and Chief Restructuring Officer

Normandy Hill Capital, LP

By: Normandy Hill S. Corp. TTS General Partner

By:	/s/ Michael Connell
Name:	Michael Connell
Title:	Vice President

CC Arbitrage, Ltd.

By: Castle Creek Arbitrage LLC, its Investment Manager

By:	/s/ Allan Weine
Name:	Allan Weine
Title:	Managing Member

CC ARB SIF I, Ltd.

By: Castle Creek Arbitrage LLC, its Investment Manager

By:	/s/ Allan Weine
Name:	Allan Weine
Title:	Managing Member

Lloyd I. Miller Trust A-4

By:	/s/ Lloyd I. Miller
Name:	Lloyd I. Miller
Title:	Investment Advisor for Lloyd I Miller Trust A-4

Litespeed Master Fund Ltd

By:	/s/ Charles Murphy
Name:	Charles Murphy
Title:	Chief Financial Officer

LC Capital Master Fund, Ltd.

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Director

Oppenheimer Distressed Opportunities, LP

By:	/s/ Nicholas W. Tell, Jr.
Name:	Nicholas W. Tell, Jr.
Title:	Chief Executive Officer

2B LLC

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Investin Pro FMBA Dalton Distressed Debt

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Dalton Distressed Credit

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Ellen T. Horing

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Citigroup Pension

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Joel D. Tauber

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Steinberg Joseph S. and Diane H., Trustees

By:	/s/ Steve Persky
Name:	Steve Persky
Title:	Managing Partner

Ore Hill Hub Fund Ltd.

By: Ore Hill Partners LLC

Its Investment Advisor

By:	/s/ Claude A. Baum, Esq.
Name:	Claude A. Baum
Title:	General Counsel

Prospect Mountain Fund Ltd.

By: Ore Hill Partners LLC

Its Investment Advisor

By:	/s/ Claude A. Baum, Esq.
Name:	Claude A. Baum
Title:	General Counsel

UBS Securities LLC

By:	/s/ Gregory Cass
Name:	Gregory Cass
Title:	Executive Director

Singer Children’s Management Trust

By:	/s/ Karen Singer
Name:	Karen Singer
Title:	Trustee

Newport Global Advisors LP

By:	/s/ Roger A. May
Name:	Roger A. May
Title:	COO

Northeast Investors Trust

By:	/s/ Ernest B. Monrad
Name:	Ernest B. Monrad
Title:	Trustee

Scoggin Capital Management II LLC

By: Scoggin LLC its Investment Manager

By:	/s/ Craig Effron
Name:	Craig Effron
Title:	President

Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP its Investment Manager

By: Old Bell Associates LLC its General Partner

By:	/s/ Dev Chodry
Name:	Dev Chodry
Title:	Managing Member

Scoggin International Fund, Ltd.

By: Scoggin LLC its Investment Manager

By:	/s/ Craig Effron
Name:	Craig Effron
Title:	Managing Member

Wasserstein Partners, LP

By:	/s/ George Majoros
Name:	George Majoros
Title:	President

EXHIBIT A

THIS TERM SHEET IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH

RESPECT TO ANY RESTRUCTURING OR PRE-ARRANGED PLAN OR AN OFFER OR

SOLICITATION FOR THE SALE OF SECURITIES OF ANY KIND.

TERMS FOR PROPOSED RESTRUCTURING OF HARRY & DAVID HOLDINGS, INC.

March 27, 2011

This term sheet (“Term Sheet”), which is Exhibit A to the Support Agreement dated March 27, 2011 (the “Support Agreement”), describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for Harry & David Holdings, Inc., and its direct and indirect subsidiaries (together “HD”). As described in greater detail herein, the Restructuring shall be consummated through the “Pre-Arranged Plan” (as defined in the Support Agreement) pursuant to voluntary chapter 11 cases (the “Cases”) to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As used herein, the term “Holders” refers to holders of HD’s outstanding Senior Floating Rate Notes due 2012 and 9.0% Senior Notes dues 2013 (the “Notes”) issued under that certain indenture dated February 25, 2005 (the “Indenture”), and the term “Principal Holders” refers to those Holders set forth on Attachment 1, who have engaged in discussions with HD with respect to the Restructuring, which discussions are reflected in this Term Sheet and the Support Agreement.

The Restructuring

The Restructuring set forth in this Term Sheet is intended to be effected through the Pre-Arranged Plan, pursuant to which:

(a) each Holder shall receive its pro rata share (together with Unsecured Creditors (defined below)) of approximately 166,667 shares of new common stock (the “HD Shares”) of the reorganized parent company (“Reorganized Holdings”) of the reorganized debtors (the “Reorganized Debtors”) to be issued and outstanding as of the effective date of the Pre-Arranged Plan (the “Effective Date”), plus non-transferable subscription rights (“Subscription Rights”) to acquire up to approximately 733,333 HD Shares in connection with the HD Rights Offering (as defined below); and

(b) each holder of an allowed general unsecured claim (other than the Holders) against the Debtors (“Unsecured Creditors”) shall receive, at the option of each Unsecured Creditor, its pro rata share (together with the Holders) of any one of the following: (1) approximately 166,667 HD Shares to be issued and outstanding as of the Effective Date (the “GUC Shares”) plus Subscription Rights to acquire up to approximately 733,333 HD Shares in connection with the HD Rights Offering; or (2) cash in an amount equal to 75% of the plan value of the GUC Shares (defined below) (subject to the availability of cash of HD on the Effective Date); or (3) the GUC Promissory Notes (defined below), with option (1) being the default option in the event that such Unsecured Creditor does not make an election.

(c) the Reorganized Debtors shall raise approximately $55 million in equity capital through the HD Rights Offering described herein.

Implementation of the Restructuring	HD and the Principal Holders shall mutually agree upon the list of the definitive documentation required for the Restructuring, including, without limitation, the Pre-Arranged Plan, Disclosure Statement and all other documents or forms related to solicitation, the HD Backstop Agreement and all other documents or forms related to the HD Rights Offering, DIP Financing Agreements and related documentation, Charter and By-laws and other organizational documents for the Reorganized Debtors, Exit Financing Agreement and related documentation, MSA, Releases and Schedule of Assumed Executory Contracts (each as defined below or in the Support Agreement) and all of the documents, notes, certificates or instruments related to each of the foregoing (as amended, modified, or supplemented from time to time in accordance with the terms hereof, the “Definitive Restructuring Documents”). Each of the Definitive Restructuring Documents shall reflect the terms and conditions set forth herein and shall be reasonably acceptable to the Requisite Principal Holders (as defined in the Support Agreement) and HD.

HD shall solicit acceptances of the Pre-Arranged Plan on the terms set forth herein and such other terms as are mutually acceptable to the Requisite Principal Holders and HD pursuant to which HD shall emerge from bankruptcy as Reorganized Debtors. The Pre-Arranged Plan shall satisfy the requirements of the Bankruptcy Code with respect to all classes of claims and interests.

Documentation and Timing	All documentation prepared in connection with the Restructuring, including without limitation, the Definitive Restructuring Documents, and any documents, motions, pleadings, orders or similar documentation prepared or filed by HD in connection with the Restructuring, shall be in form and substance reasonably satisfactory to the Requisite Principal Holders and reasonably acceptable to HD.

The HD Backstop Agreement shall have been executed prior to the Petition Date and shall be consistent with the terms hereof and shall otherwise be satisfactory to the Requisite Principal Holders.

A $55 million junior term loan (“DIP Notes Facility”) to be provided by some or all of the Principal Holders (in their capacity as such, the “DIP Lenders”) and $100 million senior asset based credit facility (“DIP ABL Facility” and together with the DIP Notes Facility, the “DIP Financings”) for debtor-in-possession financing shall have been agreed upon and committed no later than the Petition Date on terms satisfactory to the Requisite Principal Holders, and shall be the subject of a motion for approval to be filed no later than the Petition Date, and shall receive interim approval within three (3) calendar days after the Petition Date and final approval within thirty-five (35) calendar days after the Petition Date.

DIP Notes Facility	Estimated Allowed Amount: $55 million. Paid in full in cash on the Effective Date or satisfied on another basis agreed upon by HD and all of the DIP Lenders.

DIP ABL Facility	The DIP ABL Facility shall replace the prepetition asset based facility (see below) pursuant to a credit agreement with UBS and Ally Commercial Finance (the “ABL Lenders”) which shall provide a $100 million asset based facility, on the terms of the commitment letter dated March 25, 2011 provided by the ABL Lenders, and which shall convert into the Exit ABL Facility (defined below), and the definitive documentation with respect thereto shall be reasonably satisfactory to the Requisite Principal Holders.

Exit ABL Facility	On the Effective Date, the Reorganized Debtors shall enter into the $100 million Exit ABL Facility (as defined in the Support Agreement), on the terms of the commitment letter dated March 25, 2011 provided by the ABL Lenders, and the definitive documentation with respect thereto shall be reasonably satisfactory to the Requisite Principal Holders.

Administrative Expense Claims and Priority Tax Claims	Paid in full in cash on the Effective Date or on such other terms as a holder of such claim may agree upon the prior written consent of the Requisite Principal Holders.

Secured Claims	The holders of pre-petition Secured Claims shall receive, at the option of HD or Reorganized Holdings, as the case may be, one of the following treatments: (a) payment in full on the Effective Date, (b) the return of the property securing such claim or (c) such other treatment that satisfies the requirements of section 1129 of the Bankruptcy Code, in each case as consented to by the Requisite Principal Holders.

ABL Facility with UBS and Ally Commercial Finance	Replaced by the DIP or Exit ABL Facility.

Trade and Other Unsecured Claims

Each Unsecured Creditor shall be entitled, at the option of such creditor, to receive its pro-rata share (based on such Unsecured Creditor’s claim relative to the allowed claims of Unsecured Creditors and Holders in the aggregate) of any one of the following, subject to the availability of cash of HD on the Effective Date) and with option (B) being the default option in the event that such Unsecured Creditor does not make an election:

(A) cash on the Effective Date in an amount equal to 75% of the Pre-Arranged Plan’s implied equity value of $100 per share of the GUC Shares that such Unsecured Creditor would have otherwise been entitled to receive had it elected to receive equity pursuant to clause (B) below,

(B) (i) the GUC Shares plus (ii) Subscription Rights to acquire up to approximately 733,333 HD Shares in the HD Rights Offering to the extent that such General Unsecured Creditor demonstrates that it is an Accredited Investor for purposes of the Securities Act of 1933 and otherwise complies with the Rights Offering Procedures (defined below); or

(C) unsecured promissory notes issued by Reorganized Holdings in a principal amount equal to the value of the GUC Shares such Unsecured Creditor would have otherwise been entitled to receive had it elected to receive equity pursuant to clause (C) hereof, using the Pre-Arranged Plan’s implied valuation of $100 per HD Share as of the Effective Date, which promissory notes shall (a) bear interest at the annual rate of 6%, payable semi-annually in cash, (b) mature in seven years from the Effective Date, (c) contain no covenants, (d) be redeemable by Reorganized Holdings at its option at any time without penalty or premium, and (e) contain such other terms or conditions as are satisfactory to HD and the Requisite Principal Holders.

Convenience Class	A convenience class may exist under the Pre-Arranged Plan to pay in cash certain claims not to exceed such dollar thresholds, and in such percentage recovery amounts, as the Requisite Principal Holders and HD shall mutually agree prior to the filing of the Pre-Arranged Plan, or, if such parties so agree, there shall be no convenience class under the plan.

Senior Floating Rate Notes due 2012 and 9.0% Senior Notes dues 2013	Estimated Allowed Amount: approximately $206.5 million (including approximately $8.1 million of accrued interest up to the Petition Date).

Each Holder with an allowed Notes Claims shall be entitled to receive its pro rata share (based on such Holder’s allowed claim relative to the allowed claims of Unsecured Creditors and Holders in the aggregate) of (a) 166,667 HD Shares outstanding as of the Effective Date, and (b) Subscription Rights to acquire up to approximately 733,333 HD Shares in connection with the HD Rights Offering to the extent such Holder is an Accredited Investor and otherwise complies with the Rights Offering Procedures (defined below).

Existing Common Equity	No distribution; cancelled.

Intercompany Claims	Reinstated.

Pension Plan	HD’s pension plan shall be terminated pursuant to a motion that HD shall file not later than 35 calendar days after the Petition Date and an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Principal Holders, that shall be entered no later than the date the order confirming of the Pre-Arranged Plan is entered.

Executory Contracts	No later than July 2, 2011, HD (1) shall present to the Principal Holders a schedule of executory contracts and unexpired leases the Debtors intend to reject, which schedule, prior to filing with the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Requisite Principal Holders (the “Schedule of Rejected Executory Contracts”) and (2) obtain an order of the Bankruptcy Court no later than August 3, 2011 approving the rejection of any and all executory contracts and unexpired leases that the Debtors shall seek to reject in connection with the Cases. All other executory contracts and unexpired releases shall be assumed as of the Effective Date.

New Common Shares	On the Effective Date and in connection with the HD Rights Offering (as defined herein), Reorganized Holdings, Inc. shall issue approximately 1 million HD shares. Each of the GUC Shares that were otherwise distributable to an Unsecured Creditor that does not elect for the treatment specified in clause (B) of the treatment section for Unsecured Creditors described above shall not be issued and/or shall reduce the otherwise issuable 1 million shares.

Equity Raise Upon Bankruptcy Exit	HD shall raise $55.0 million in capital through the consummation of a rights offering (the “HD Rights Offering”), pursuant to which Subscription Rights to acquire HD Shares shall be made available to all eligible Holders of Notes and to all eligible Unsecured Creditors who elect to receive equity under clause (A) of the treatment section for Unsecured Creditors described above (collectively, the “RO Participants”). Each of the RO Participants shall have the right to elect to participate in the HD Rights Offering and to subscribe to HD Shares pro-rata based on the dollar amount of such RO Participant’s allowed claim relative to aggregate the dollar amount of all allowed claims of all RO Participants, for an exercise price of $75 per HD Share, reflecting a 25% discount to the Pre-Arranged Plan’s implied equity value of $100 per share as of the Effective Date.

The HD Rights Offering will be backstopped in an amount of $55 million by those Principal Holders (the “Backstop Parties”) that enter into a backstop agreement in form and substance satisfactory to HD and the Backstop Parties (the “HD Backstop Agreement”). The Backstop Fee will become payable to the Backstop Parties only upon completion of the HD Rights Offering and, if necessary, the purchase of HD Shares by the Backstop Parties pursuant to their obligations under the HD Backstop Agreement. The Backstop Parties shall subscribe to any HD Shares not purchased by the exercise deadline in the HD Rights Offering, subject to the terms and conditions contained in the HD Backstop Agreement.

Backstop Fee: As consideration for the performance of their obligations under the HD Backstop Agreement, the Backstop Parties shall receive back-stop consideration of 50,000 HD Shares, to be shared pro-rata based on each parties’ backstop commitment under the HD Backstop Agreement. In addition, the Backstop Parties shall be entitled to the reimbursement of all of their reasonable fees and expenses pursuant to the terms of the HD Backstop Agreement.

Break-up Fee: $1.1 million (the “Break-Up Fee”), payable pro-rata in cash to the Backstop Parties in accordance with the terms of the HD Backstop Agreement.

The rights offering procedures to be utilized in connection with the HD Rights Offering (the “Rights Offering Procedures”) shall be reasonably satisfactory to HD and the Backstop Parties. HD shall, within eight (8) calendar days after the Petition Date, file motions seeking approval for (1) certain procedures related to the pre-screening of Accredited Investors in connection with the HD Rights Offering, (2) entry into the HD Backstop Agreement and the payment of all fees thereunder, including the Break Up Fee, and (3) a bar date, each in form and substance reasonably acceptable to the Backstop Parties, and HD shall obtain entry of an order of the Bankruptcy Court approving such motions within thirty-five (35) calendar days after the Petition Date.

Mechanics and Conditions to Effectiveness of Plan	The Pre-Arranged Plan shall contain usual and customary conditions to confirmation and effectiveness, as well as such other conditions that are satisfactory to the Requisite Principal Holders, including, without limitation, the following:

(i) the Pre-Arranged Plan and Definitive Restructuring Documents shall be in form and substance reasonably satisfactory to HD and the Requisite Principal Holders;

(ii) the Bankruptcy Court shall have entered an order, in form and substance satisfactory to HD and the Requisite Principal Holders, confirming the Pre-Arranged Plan and such order shall not have been stayed or modified or subject to an appeal;

(iii) the conditions to effectiveness of the HD Backstop Agreement shall have been satisfied and the HD Backstop Agreement shall be in full force and effect;

(iv) all fees and expenses of the Principal Holders as set forth in the Support Agreement, this Term Sheet and the HD Backstop Agreement shall have been paid in full in cash;

(v) the Exit Facility, including all documentation related thereto, shall each be in form and substance reasonably satisfactory to the Requisite Principal Holders, and shall have been consummated;

(vi) the Debtors shall have paid all of the Backstop Parties’ fees and expenses under the HD Backstop Agreement;

(vii) either (a) HD shall have obtained a final non-appealable order of the Bankruptcy Court (which order shall not have been stayed or modified or subject to an appeal) terminating its qualified pension plan (the “Pension Plan”), which order shall be reasonably satisfactory to HD and the Requisite Principal Holders, or (b) the treatment of the Pension Plan shall otherwise be satisfactory to the Requisite Principal Holders;

(viii) All employment arrangements of senior management as of the Effective Date shall be reasonably satisfactory to the Requisite Principal Holders; and

(ix) all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

Releases	To the fullest extent permitted by applicable law, each of (a) the Debtors, (b) the Reorganized Debtors, (c) the DIP Lenders, (d) the Backstop Parties, (e) the Principal Holders and (f) and the respective officers and directors, members, employees, agents, affiliates, and advisors of the persons or entities described in clauses (a) through (e), shall be released of any and all claims or causes of action, known or unknown, of HD or its creditors or shareholders arising from or in connection with the Pre-Arranged Plan or arising at any time on or before the Effective Date of the Pre-Arranged Plan in connection with or related to HD, subject to standard exceptions for gross negligence or willful misconduct (collectively, the “Releases”). In addition, the Pre-Arranged Plan shall contain standard exculpation provisions.

Tax Issues	Parties shall discuss methods to preserve value of any available NOLs and other tax considerations, including such other restructuring transactions as necessary to maximize value of the Reorganized Debtors

Fees & Expenses	HD agrees to pay promptly after receipt of an invoice (a) all reasonable and documented fees, costs, expenses and disbursements of (i) Stroock & Stroock & Lavan LLP and its local counsel, (ii) Munger, Tolles & Olson LLP and its local counsel, (iii) Akin Gump Strauss Hauer & Feld LLP, and (iv) Moelis & Company (“Moelis”) (it being understood that, notwithstanding anything contained herein to the contrary, with respect to Moelis, on the Effective Date, HD shall pay in cash all monthly fees accrued during the Cases, to the extent not already paid, at the rate of $125,000 per month, as well as a transaction fee in the amount of $1.25 million (subject to the “Monthly Fee Credit” contained in clause 2(a)(ii) of the pre-petition letter agreement between Moelis and HD)), and (b) all documented and out-of-pocket fees, costs and expenses of each of the Principal Holders (but not legal, financial advisor or other consulting or professional fees), in each case, solely in connection with the negotiation, formulation, preparation, execution, delivery and consummation of this Agreement, the Restructuring Documents, the Pre-Arranged Pan, the transactions contemplated hereunder and the Restructuring Documents and all transactions related thereto. None of such fees, costs and expenses shall be subject to Court approval or U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. Copies of any such invoices shall be provided to the U.S. Trustee and counsel to any Committee, as redacted to protect against the disclosure of privileged and/or confidential information.

The Principal Holders are familiar and with, and, where applicable and requested, have been provided with a copy of the engagement agreements or reimbursement agreements (as applicable) signed by HD with Rothschild Inc., Alvarez & Marsal, and Moelis & Company. Each of the Principal Holders acknowledge the terms of these engagements as in effect of the date hereof (and, in the case of Moelis, as modified by the terms hereof) and waives any objection to the structure thereof. Each of the Principal Holders, however, expressly preserve all other fee or expense related objections.

Management Incentive Plan	Up to 10% of the HD Shares (or options to purchase HD Shares that would have the effect of diluting Reorganized Holdings’ then existing stock by no more than 10% on a fully diluted basis) will be reserved to provide to management in connection with a management incentive plan after giving effect to all transactions contemplated herein (“MIP”). The terms of the MIP will be established by the Board of Directors of the Reorganized Debtors.

Avoidance Actions	To be preserved by the Reorganized Debtors, unless otherwise determined by the Requisite Principal Holders prior to confirmation, with the right of the Reorganized Debtors to commence or not commence such avoidance actions in their discretion.

Classification	Classification under the Pre-Arranged Plan shall be satisfactory to the Requisite Principal Holders and HD.

Board of Directors of Restructured HD

Upon the Effective Date, the initial Board of Directors of Reorganized Holdings shall be comprised of five members, of which 2 shall be selected by Wasserstein & Co. (the “WC Directors”) and 2 shall be selected by the other Principal Holders (the “Principal Holder Directors”), and one shall be the then CEO of Reorganized Holdings (except during any period in which there is an interim CEO, in which event such fifth director shall be a person acceptable to WC and to the Requisite Principal Holders) with any future CEO who replaces the then-CEO as of the Effective Date shall fill the CEO board seat. The CEO shall be acceptable to the Requisite Principal Holders. Each new Board member shall be entitled to a D & O Indemnification Agreement in form reasonably acceptable to such member and Reorganized HD upon his or her appointment.

The Board of Directors will be divided into three classes. The initial directors will serve terms of 1, 2 or 3 years each (each term expiring immediately after the annual stockholder meeting in the year indicated below), as follows:

Class III (Term expiring in three years) 2 directors

Class II (Term expiring in two years) 2 directors

Class I (Term expiring in one year) 1 director

On and after the Effective Date, the Board of Directors will be constituted as follows:

(a) Class III will consist of one of the WC Directors and one of the Principal Holder Directors;

(b) Class II will consist of one of the WC Directors and one of the Principal Holder Directors; and (c) Class I will consist of HD’s then-CEO.

Protective Voting Provisions	The consent of four (4) of five (5) members of the Board of Directors shall be required for actions requiring supermajority approval, including, but not limited to, the following::

i.        enter into a transaction for a sale of all or substantially all of the Reorganized Debtors’ parent company or its subsidiaries by way of an asset sale, stock sale, tender offer, merger or other business combination;

ii.       declare or pay any dividend or any other distribution on, or repurchase, any of the HD Shares or other of its equity securities; provided that any such distribution or repurchase shall be on a pro rata basis;

iii.     enter into transactions with affiliates (as defined in the Securities and Exchange Act of 1933) involving the acquisition by any of the Reorganized Debtors of any entity controlled by an affiliate, the sale of material assets of any of the Reorganized Debtors to an affiliate or any entity controlled by an affiliate, or the payment of a fee to an affiliate for the provision of services to any of the Reorganized Debtors; provided, however, that this section shall not apply to the MSA (defined below); and

iv.      take other material actions to be set forth in the by-laws and/or Stockholder Agreement as shall be agreed upon by the Principal Holders and any other parties thereto no later than the Effective Date, including but not limited to new equity issuances, material acquisitions, material debt incurrence, and public/private decisions.

Charter Documents and Shareholders Agreement

All organizational and charter documents for the Reorganized Debtors shall be satisfactory to HD and the Requisite Principal Holders and consistent herewith. The certificate of incorporation shall provide for a staggered board (as described above).

As of the Effective Date, Reorganized HD shall post on its website all information required under Rule 144A(d)(4) under the Securities Act of 1933 for shareholders that are qualified institutional buyers, and, after one year from the Effective Date, all information required under Rule 144(c) under the Securities Act of 1933.

WC Post-Emergence Management Services and Fees	Notwithstanding that Wasserstein & Co. (“WC”) shall be only a minority owner of the Reorganized Debtors, following the Effective Date, WC shall provide to the Reorganized Debtors full oversight and management services commensurate with those resources customarily dedicated to an actively managed portfolio company, as mutually agreed upon by the Requisite Principal Holders and to be set forth in a management services agreement (“MSA”), which shall be consistent with this Term Sheet and otherwise in form and substance satisfactory to the Requisite Principal Holders. The services shall include the following:

i.        Provide assistance and oversight in the execution of the purchasing and vendor optimization, supply chain optimization, SKU rationalization, IT migration, outsourcing and other operational initiatives outlined in the Reorganized Debtor’s business plan;

ii.       Provide assistance and analysis for preparation of budgets, forecasts and capital spending plans, and assess and monitor the Reorganized Debtors’ performance against the Reorganized Debtors’ business plan;

iii. Assistance in management recruitment and compensation review;

iv.      Assistance in the preparation of reporting to constituencies; and

v.       At the direction of the Board of Directors, analytical and strategy assistance, including identification, evaluation and execution of acquisition or divestiture opportunities, and debt financings / refinancings.

In consideration of WC providing the foregoing services under the MSA to the Reorganized Debtors following the Effective Date, WC shall receive the following compensation: (a) 50,000 HD Shares on the Effective Date, and (b) following the Effective Date, an annual management fee, as described below, in accordance with and subject to the terms and conditions of the MSA.

Annual Management Fee: WC shall be entitled to receive a percentage of an annual base fee of $625,000 (the “Base Fee”) based on the Reorganized Debtors’ achievement of Adjusted EBITDA targets as follows:

Plan Targets for Adjusted EBITDA:

FY12: $21.03 million

FY13: $26.28 million

FY14: $32.09 million

FY15: $39.16 million

FY16: $45.68 million

FY17 and thereafter, if necessary, to be determined by amendment to the MSA

Percentage of Plan Target	Percentage of Base Fee Payable
100% or more	100%
At least 90% but less than 100%	80%
At least 80% but less than 90%	60%
Less than 80%	0%

The plan targets are based on Adjusted EBITDA as calculated and used in a manner that is consistent with past practice of HD and HD’s business plan.

The Base Fee shall be paid 50% (i.e., $312,500) upon the closing of the books and records for the second quarter of each fiscal year (subject to a true-up adjustment at the end of the fiscal year), and the balance paid upon completion of HD’s annual audited financial statements; provided, however, that no fee shall be payable at any time for any period after WC (including its affiliates and investment funds and its/their limited partners who received HD Shares in a distribution) owns less than 90% of the HD Shares that WC receives on the Effective Date under or in connection with the Pre-Arranged Plan.

No Waiver	Nothing herein shall affect in any way, nor be deemed a waiver of, any of the rights of HD or any Holder under the Indenture or any other document or under applicable law. Nothing herein is intended to waive, limit, or restrict the ability of any of the foregoing parties, in whatever capacity, to protect and preserve their rights, remedies against, and interests in HD or any third party, whether under the Indenture, any other document or applicable law.

Indenture Trustee	All documented fees and expenses of the Indenture Trustee, to the extent reimbursable under the Indenture, shall be paid in full in cash on the Effective Date.